Exhibit 99

Hawthorn Bancshares Announces Completion of its Strategic Plan
Lee’s Summit, MO
October 9, 2007

Hawthorn Bancshares Inc. (NASDAQ: HWBK) announced today the successful completion of a key component of its consolidation plan. Beginning today, the last of the company’s four charters is now merged and consolidated under the Hawthorn Bank identity.

Last December, management announced its strategic plan which included consolidating all four of its subsidiary banks under a single charter and re-branding the consolidated bank under a single name and logo that would separate and distinguish it from any other bank in Missouri or the central states region.

Hawthorn Bancshares, Inc. Chairman & CEO James Smith, stated, “Over the weekend, our staff successfully moved the last of our four banks’ back office operations to a common platform. Merging all of our subsidiary banks into the common Hawthorn charter gives the company additional economies of scale.”

Mr. Smith further commented, “I am also very pleased with our company’s rebranding progress. It is with tremendous excitement that we take on the Hawthorn identity. Due to our growth, we felt the time was right to unify our brand and consolidate all banks under one name. Having our entire financial services structure operating under a single brand makes it easier for customers to do business with us and eliminates any confusion that comes from operating under four separate bank identities. I want to emphasize that Hawthorn Bancshares, formerly known as Exchange National Bancshares, Inc., was not acquired by another company and Hawthorn Bancshares, Inc. is operated by the same people in the same locations that customers have come to know and rely upon.”

Mr. Smith added “The Company’s retail operations will not be affected by the back office consolidation, nor the name change. There will be no change in management and we will continue to provide the same products and excellent service on which we have built our reputation in the banking industry.”

Hawthorn Bancshares, Inc., a financial holding company headquartered in Lee’s Summit, Missouri; is the parent company of Hawthorn Bank which is headquartered in Jefferson City, Missouri. Hawthorn Bank has 26 locations throughout central, west-central and southwest Missouri.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact: Kathleen Bruegenhemke

Senior Vice President, Investor Relations

TEL: 573.761.6100 FAX: 573.761.6272